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Exhibit 4.2

FIRST AMENDMENT
TO THE
GEORGIA GULF CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Hourly Employees Retirement Savings Plan, as amended and restated effective as of January 1, 1997 ("Plan") made this 27th day of April, 2000, by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware ("Company"), to be effective as specified herein.

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of its employees and their beneficiaries and, pursuant to Section 13.1 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on November 30, 1999, to be effective as of January 1, 1997; and

        WHEREAS, the Company wishes to amend the Plan at this time for the purpose of revising the provisions of the Plan relating to in-service withdrawals and the frequency of investment election changes;

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as specified herein:

1.

        Section 5.5(a) is amended by deleting the last sentence and inserting in its place the following, effective as of May 1, 2000:

      A Participant may, in accordance with procedures established by the Director, change his election with respect to the investment of current contributions.

2.

        Section 5.5(b) is amended by deleting the last sentence and inserting in its place the following, effective as of May 1, 2000:

      A Participant may, in accordance with procedures established by the Director, change his election with respect to the investment of existing Account balances.

3.

        Article II is amended by adding a new Section 11.8 as follows, effective as of May 1, 2000:

              11.8    Distribution After Attainment of Age 59 1/2.    A Participant who has attained the age of 59 1/2 may withdraw all or a portion of his Before-Tax Contributions Sub-Account, including earnings, if any. Distribution shall be made to the Participant as soon as administratively practicable after the request is received.

4.

        All other provisions of the Plan not inconsistent herewith are ratified and confirmed.

        IN WITNESS WHEREOF, this First Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first above written.

COMPANY:
GEORGIA GULF CORPORATION
By:	/s/ JOEL I. BEERMAN
Title:	Vice President
[CORPORATE SEAL]
ATTEST:
By:

Title:

2

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  Exhibit 4.2